February 5, 2009

Relating to Preliminary Prospectus Supplement dated February 4, 2009

Filed pursuant to Rule 433

Registration No. 333-156316

Final Term Sheet

EGP 925,000,000

18.50% Global Notes due 2010

Payable in U.S. dollars

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EGP 925,000,000

Denomination:	EGP 500,000

Maturity:	February 11, 2010

Redemption Amount:	USD amount equal to 100% of the aggregate principal amount divided by the EGP/USD exchange rate as determined by the calculation agent on the EGP valuation date

Interest Rate:	18.50% per annum on the aggregate principal amount, payable in arrears in USD based on the EGP/USD exchange rate as determined by the calculation agent on the EGP valuation date

Interest Payment Date:	February 11, 2010

Business Days:	For payments: New York, London, TARGET For valuation: Cairo

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/actual ICMA

Date of Pricing:	February 5, 2009

Closing Date:	February 11, 2009

Currency of Payments:	All payments in USD

Scheduled EGP Valuation Date:	Fifth Cairo business day prior to February 11, 2010

Calculation Agent:	J.P. Morgan Securities Ltd.

Exchange Rate for Settlement:	EGP 5.553 = USD 1.00

Price to Public/Issue Price:	USD 166,576,625.25 (100%)

Underwriting Commissions:	USD 166,576.63 (0.10%)

Proceeds to KfW:	USD 166,410,048.62 (99.90%)

Format:	SEC registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Governing Law /Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong, Egypt

CUSIP:	500769DC5

ISIN:	US500769DC52

Ratings of the Issuer:	AAA by Standard & Poor’s Rating Services, Aaa by Moody’s Investor Services Limited and AAA by Fitch Ratings Limited.[1]

Manager:	J.P. Morgan Securities Ltd.

Stabilization Manager:	J.P. Morgan Securities Ltd.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement relating to the notes, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The preliminary prospectus supplement is available under the following link:

http://idea.sec.gov/Archives/edgar/data/821533/000119312509018275/d424b5.htm. Alternatively, J.P. Morgan will arrange to send you the prospectus, which you may request by calling collect: +1 212 834 4533.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.